EXHIBIT (4)

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”), TO A NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO MERRILL LYNCH & CO., INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

MERRILL LYNCH & CO., INC.

Floating Rate Subordinated Notes Due September 15, 2026

No. R-1	Aggregate Principal Amount:
CUSIP:	$

MERRILL LYNCH & CO., INC., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of FOUR HUNDRED AND TWENTY-FIVE MILLION DOLLARS ($425,000,000) on September 15, 2026 (the “Stated Maturity”) and to pay interest on said principal sum quarterly in arrears on the 15th of March, June, September and December of each year, commencing December 15, 2006 (each such date, an “Interest Payment Date”). For any Interest Accrual Period (defined below), interest will accrue at a rate per annum equal to Three-Month U.S. Dollar LIBOR, reset quarterly, plus 76 basis points, from and including the first day of an Interest Accrual Period to but excluding the last day of the Interest Accrual Period or the date on which the principal is paid or duly made available for payment; provided, however, that the rate of interest in effect from and including September 12, 2006 to but excluding the first Interest Payment Date shall be 6.15097%. The amount of interest paid for any period will be computed on the basis of a 360-day year and the actual number of days elapsed during such quarterly Interest Accrual Period. “Interest Accrual Period” means the period from and including each scheduled Interest Payment Date to but excluding the next succeeding scheduled Interest Payment Date; provided, however, that the initial Interest Accrual Period shall be from and including September 12, 2006 to but excluding the first Interest Payment Date. In the event that an Interest Payment Date, other than an Interest Payment Date falling on the Stated Maturity, falls on a day that is not a Business Day, the payment due on such Interest Payment Date shall be paid on the next succeeding Business Day (and no interest will accrue on the amount payable from such scheduled payment date to the next succeeding Business Day) unless such Business Day falls in the next succeeding calendar month, in which case the Interest Payment Date shall be the Business Day immediately preceding the scheduled Interest Payment Date, in each case with the same force and effect as if made on the date the payment was originally payable. If the Stated Maturity falls on a day that is not a Business Day, the payment of principal and interest due on the Stated Maturity shall be paid on the next succeeding Business Day (and no interest will accrue on the amount payable from such scheduled payment date to the next succeeding Business Day) with the same force and effect as if made on the date the payment was originally payable. A “Business Day” shall mean any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities, as defined in the Indenture) is registered at the close of business on the Regular Record Date for such interest installment, which shall be the close of business on the fifteenth calendar day immediately preceding such scheduled Interest Payment Date. Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

“Three-Month U.S. Dollar LIBOR,” with respect to an Interest Accrual Period, means:

(i) the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three month period, commencing on the related Interest Reset Date for such Interest Accrual Period, that appears on Moneyline Telerate Page 3750, as displayed on page “BBAM” (British Bankers Association Official BBA LIBOR Fixings) in the Bloomberg Professional Service (or any other service that may replace Moneyline Telerate, Inc. on page BBAM or any other page that may replace page BBAM on the Bloomberg Professional Service or a successor service, in each case, for the purpose of displaying London interbank offered rates of major banks), as of 11:00 A.M., London time, on the applicable Interest Determination Date; or

(ii) if no rate appears on the particular Interest Determination Date on Moneyline Telerate Page 3750 or any successor service or page as may replace Moneyline Telerate Page 3750, Three-Month U.S. Dollar LIBOR shall be the rate calculated by the Trustee as the arithmetic mean of at least two offered quotations obtained by the Trustee after requesting the principal London offices of each of four major reference banks, which may include our affiliates, in the London interbank market to provide the trustee with its offered quotation for deposits in U.S. dollars for a three month period, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; or

(iii) if fewer than two offered quotations referred to in (ii) above are provided as requested, Three-Month U.S. Dollar LIBOR shall be the rate calculated by the Trustee as the arithmetic mean of the rates quoted at approximately 11:00 A.M., in The City of New York, on the particular Interest Determination Date by three major banks, which may include our affiliates, in The City of New York selected by the Trustee for loans in U.S. dollars to leading European banks, for a period of 3 months and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; or

(iv) if the banks selected by the Trustee are not quoting as mentioned in (iii) above, Three-Month U.S. Dollar LIBOR for that Interest Accrual Period shall equal Three-Month U.S. Dollar LIBOR for the immediately preceding Interest Accrual Period.

An “Interest Determination Date” for an Interest Accrual Period shall be the second London Business Day prior to the Interest Reset Date for that Interest Accrual Period.

An “Interest Reset Date” shall occur on the 15th of March, June, September and December of each year, commencing December 15, 2006; provided, however, that if any scheduled Interest Reset Date falls on a day that is not a Business Day, the Interest Reset Date shall be postponed to the next succeeding Business Day unless such Business Day falls in the next succeeding calendar month, in which case the Interest Reset Date shall be the Business Day immediately preceding the scheduled Interest Reset Date.

A “London Business Day” means a day other than a Saturday or Sunday on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.

Payment of the principal of and interest on this Security will be made at the office or agency of the Company maintained for that purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

The Company, or an affiliate of the Company, will act as calculation agent with respect to the Notes.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the indenture of each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

Reference is hereby made to the further provisions of the Indenture summarized on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, Merrill Lynch & Co., Inc. has caused this instrument to be duly executed under its corporate seal.

Dated: September 12, 2006

CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.	[Copy of Seal]	Merrill Lynch & Co., Inc.

JPMorgan Chase Bank, N.A., as Trustee		By:
Treasurer

By:		Attest:
Authorized Officer			Secretary

Reverse of Security

This Security is one of a duly authorized issue of Securities of the Company, designated as its Floating Rate Subordinated Notes Due September 15, 2026 (herein called the “Securities”), initially limited in aggregate principal amount to $425,000,000 issued under an indenture, dated as of December 17, 1996 (the “Principal Indenture”), as amended by a supplemental indenture, dated as of May 16, 2006, (the “Supplemental Indenture” and, together with the Principal Indenture, the “Indenture”), between the Company and JPMorgan Chase Bank, N.A., successor to The Chase Manhattan Bank, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered.

All terms used in this Security which are defined in the Indenture but not in this Security shall have the meanings assigned to them in the Indenture.

Redemption

Tax Redemption

The Company may elect to redeem the outstanding Securities, in whole and not in part, upon not less than 30 or more than 60 days’ notice and not more than 90 days before the next Interest Payment Date on which the Company would be obligated to pay Additional Amounts (as defined below), at any time following the date on which the Company becomes obligated to pay Additional Amounts on any of those Securities on the next Interest Payment Date (a “Tax Redemption Event”), but only if the Tax Redemption Event results from a change in the laws or regulations of any U.S. Taxing Authority (as defined below), or from a change in any official interpretation or application of those laws or regulations, that becomes effective or is announced on or after September 6, 2006. If the Company redeems any Securities pursuant to a Tax Redemption Event, it shall do so at a Redemption Price equal to 100% of the principal amount of the Securities redeemed, plus accrued interest to the Redemption Date.

Payment of Additional Amounts

If the beneficial owner of a Security is a United States Alien (as defined below), the Company shall pay all Additional Amounts that may be necessary so that every Net Payment (as defined below) of interest or principal on such Securities will not be less than the amount provided for in the Securities (the “Additional Amounts”); provided, however, that the Company shall not pay Additional Amounts for or on account of any of the following:

(a) any tax, assessment or other governmental charge imposed solely because at any time there is or was a connection between the beneficial owner — or between a fiduciary, settlor, beneficiary or member of the beneficial owner, if the beneficial owner is an estate, trust or partnership — and the United States (as defined below) (other than the mere receipt of a payment or the ownership or holding of a Security), including because the beneficial owner — or the fiduciary, settlor, beneficiary or member — at any time, for U.S. federal income tax purposes:

(i) is or was a citizen or resident or is or was treated as a resident of the United States;

(ii) is or was present in the United States;

(iii) is or was engaged in a trade or business in the United States;

(iv) has or had a permanent establishment in the United States;

(v) is or was a domestic personal holding company, a passive foreign investment company or a controlled foreign corporation;

(vi) is or was a corporation that accumulates earnings to avoid U.S. federal income tax; or

(vii) is or was a “ten percent shareholder” of the Company;

(b) any tax, assessment or other governmental charge imposed solely because of a change in applicable law or regulation, or in any official interpretation or application of applicable law or regulation, that becomes effective more than 15 days after the day on which the payment becomes due or is duly provided for, whichever occurs later;

(c) any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax, or any similar tax, assessment or other governmental charge;

(d) any tax, assessment or other governmental charge imposed solely because the beneficial owner or any other person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the United States of the holder or any beneficial owner of the Security, if compliance is required by statute, by regulation of the U.S. Treasury department or by an applicable income tax treaty to which the United States is a party, as a precondition to exemption from the tax, assessment or other governmental charge;

(e) any tax, assessment or other governmental charge that can be paid other than by deduction or withholding from a payment on the Securities;

(f) any tax, assessment or other governmental charge imposed solely because the payment is to be made by a particular paying agent (which term may include the Company) and would not be imposed if made by another paying agent;

(g) where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings or any law implementing or complying with, or introduced in order to conform to, such Directive;

(h) by or on behalf of a holder who would be able to avoid withholding or deduction by presenting the Security to another paying agent in a Member State of the European Union; or

(i) any combination of the taxes, assessments or other governmental charges described above.

In addition, the Company will not pay Additional Amounts with respect to any payment of principal or interest to any United States Alien who is a fiduciary or a partnership, or who is not the sole beneficial owner of the payment, to the extent that the Company would not have to pay additional amounts to any beneficiary or settlor of the fiduciary or any member of the partnership, or to any beneficial owner of the payment, if that person or entity were treated as the beneficial owner of the Security for this purpose.

References to any payment of interest or principal on a Security includes any Additional Amount that may be payable as described above in respect of that payment.

“United States Alien” means any person who, for U.S. federal income tax purposes, is:

(a) a nonresident alien individual;

(b) a foreign corporation;

(c) a foreign partnership one or more of the members of which is, for U.S. federal income tax purposes, a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust; or

(d) a nonresident alien fiduciary of an estate or trust that is not subject to U.S. federal income tax on a net income basis on income or gain from the Security.

“Net Payment” means the amount the Company or the Company’s paying agent pays after deducting or withholding an amount for or on account of any present or future tax, assessment or other governmental charge imposed with respect to that payment by a U.S. Taxing Authority.

“U.S. Taxing Authority” means the United States of America or any state, other jurisdiction or taxing authority in the United States.

“United States” means the United States of America, including the states and the District of Columbia, together with the territories, possessions and all other areas subject to the jurisdiction of the United States of America.

Events of Default; Acceleration

If an Event of Default with respect to the Securities shall occur and be continuing, the principal of the Securities may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

None of the Events of Default specified in Sections 501(1), (2), (3), (4), (5) or (6) of the Principal Indenture shall constitute “Events of Default” for the purposes of the Securities. The following shall be the only Events of Default for the purposes of the Securities:

(a) the entry of a decree or order by a court having jurisdiction in the premises for relief in respect of the Company under the United States federal bankruptcy laws, as now constituted or as hereafter amended, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

(b) the filing by the Company of a petition or answer or consent seeking relief under the United States federal bankruptcy laws, as now constituted or hereafter amended, or the consent by it to the institution of proceedings thereunder or to the filing of any such petition.

General

In the event of redemption of this Security in part only, a new Security or Securities for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

Notices to Holders of the Securities shall be given by mailing the notices to each Holder by first class mail, postage prepaid, at the respective address of each Holder as that address appears upon the Company’s books.

The Indenture contains provisions for satisfaction and discharge at any time of the entire indebtedness of this Security upon compliance by the Company with certain conditions set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate issue price of the securities at the time Outstanding of each series affected thereby. Holders of specified percentages in aggregate issue price of the securities of each series at the time Outstanding, on behalf of the Holders of all securities of each series, are permitted to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Securities issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in New York, New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities are issuable only in registered form without coupons in minimum denominations of $100,000.00 and integral multiples of $1,000.00 in excess thereof. This Security shall remain in the form of a global security held by the Depositary. Notwithstanding the foregoing, if (x) any depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Security shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to this Security, this Security shall be exchangeable for Securities in definitive form of like tenor and of an equal aggregate principal amount, in minimum denominations of $100,000.00 and integral multiples of $1,000.00 in excess thereof. Such definitive Securities shall be registered in such name or names as the Depositary shall instruct the Trustee. If definitive Securities are so delivered, the Company may make such changes to the form of this Security as are necessary or appropriate to allow for the issuance of such definitive Securities.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any of their respective agents may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security shall be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

THE SECURITIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ASSIGNMENT/TRANSFER FORM

FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto (insert Taxpayer Identification No.) ________________________________________________________________________________________

_______________________________________________________________________________________________________

(Please print or typewrite name and address including postal zip code of assignee)

_______________________________________________________________________________________________________

the within Note and all rights thereunder, hereby irrevocably constituting and appointing

_____________________________________attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Date
NOTICE: The signature of the registered Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.